EXHIBIT 99.1

September 25, 2014

NASDAQ: THST

Truett-Hurst, Inc. Reports Fiscal 2014 Results

Net sales increased 29% to $22.1 million,

Gross margins expanded to 34% from 33%

Healdsburg, California (September 25, 2014) – Truett-Hurst Inc. (NASDAQ: THST) today reported results for its fourth quarter and fiscal year 2014, which ended June 30. Truett-Hurst, Inc. operates an innovative and fast growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.

Fiscal 2014 Vs. Prior-year Period

•	Overall revenues were up 29% to $22.1 million.
•	Overall gross margins expanded to 34% up from 33%

"Truett-Hurst, Inc. is a young, emerging growth wine company and once again this year our team delivered solid revenue growth while increasing overall gross margins and expanding our customer base. Operating expenses came in as planned for the year even after being negatively impacted by non-recurring costs associated with the insolvency of a supplier. Consistent with our strategy to drive sales through organic growth of our existing brands and customers, new customer acquisition and new product development we’re expanding our sales team." said President and CEO Phillip L. Hurst. "New marketing strategies and innovative brand development have enabled us to win new customers, expand offerings with current customers, and grow our revenue for the sixth consecutive year." Mr. Hurst added, "As we head into fiscal 2015 I’m excited that our strategic plan is in sync with the top wine retailers around the world who are looking to grow through expanded innovative retailer exclusive brands like the California Square square bottle, the upcoming California Winecraft premium flavored wine-in-a-can and lower environmental impact green packaging like our Paperboy paper bottle.”

•	Wholesale net sales of $15.8 million, up 27% compared to the prior-year period
•	Direct to consumer net sales of $4.0 million, up 26% compared to the prior-year period
•	Internet net sales of $2.2 million, up 43% compared to the prior-year period

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4436 • fax: 707.431.4402 • email: ir@truetthurstinc.com

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

Wholesale net sales increased compared to the prior-year period due to increased case sales of existing brands and new brand introductions: California Square and PaperBoy. Direct to consumer net sales increased compared to the prior-year period due to increased wine club memberships and increased tasting room traffic. Internet net sales increased compared to the prior-year period and the increase was attributable to increased website traffic, internet marketing and sales mix with higher priced, limited production wines. In addition, internet net sales had twelve-months of operations compared to only ten months in FY13 (acquired August 2012). International sales were 8% of our net wholesale sales compared to 2% of our net wholesale sales in the prior-year period.

Operating Loss and Net Loss:

•	Operating loss of $1.2 million compared to $0.4 million operating loss in the prior-year period.
•	Net loss of $0.5 million compared to $0.0 million in the prior-year period

Our loss was driven primarily by the impact of one-time charges of $0.5 million associated with the insolvency of a supplier, previously announced in our filings. Operating expenses for fiscal 2014 (excluding the impact of the non-recurring items and provision related to the insolvent supplier) were 37% of net sales as compared to 34% of net sales in the prior-year period. As planned, the increase in operating costs is a function of building the necessary infrastructure and team to support our next phase of growth. Sales and marketing expense increased $1.4 million to $5.0 from $3.6 million for the prior-year period. The increase was primarily due to our continued expansion of brand related programming and promotions, increased sales personnel and related expenses, and marketing expenses associated with increased sales. General and administrative expense increased $1.1 million to $3.2 million from $2.1 million for the prior-year period due primarily to the expansion of our infrastructure including increased headcount and expenses related to implementing a new ERP system, costs of personnel changes and costs of being a publicly held company.

Paul Forgue, CFO and COO, states “Our fiscal 2014 results reflect both strong revenue growth and expanding gross margin contribution. Our growth speaks to the strength of our brands, the excitement around our innovation, and the quality of our wines. It is exciting to see how well our strategy and products are resonating with retailers and their customers. We remain committed to executing our long term growth plan.”

Recent Corporate Developments and Recognition

•	In August 2013, we launched California Square, an ultra-premium wine program. It was featured at the 65th Annual Emmy Awards® Ceremony and presented to celebrities and VIPs. The California Square wine portfolio includes: a Russian River Valley Chardonnay, a Paso Robles Cabernet Sauvignon, and a Paso Robles three red blend. California Square has been introduced into the national and international broad markets during the fourth quarter of FY14, at the request of several top key retailers.

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

•	In October 2013 we introduced Colby Red, a co-ownership trademark program with wine industry veteran Daryl Groom and is cause marketing brand based on Colby Groom’s struggles with congenitive heart defects and two open heart surgeries. Colby and his winemaker dad, Daryl launched Colby red in 2012 to target the fast growing $10 price category and give a portion of the profits to heart health charities which achieved $500,000 in donations in 2014. The brand is very well received by both retailer buyers and their customers.

•	In November 2013, we launched PaperBoy, the first paper wine bottle in the world. PaperBoy’s bottle is made from 100% recycled cardboard and has a plastic insert with proven “bag in a box” technology. The package is 85% lighter than a glass bottle and is easily recyclable. Its carbon footprint is significantly smaller than glass and provides an easy alternative to enjoying wine outdoors when glass is prohibited. PaperBoy has been introduced to several top key retailers in the national and international markets.

•	We continue to receive positive feedback from our retailers, national publications and newspapers for our wine quality and packaging innovation. In December 2013, Robert Parker, one of the industry’s most highly regarded wine critics, evaluated and rated selected VML wines (Wine Advocate #210). Mr. Parker not only provided 90 point plus scores but also favorably commented on our innovative design and packaging. We believe these scores and the resulting consumer awareness of our brands can be leveraged by our distributors with industry gate keepers to expand points of distribution in the marketplace.

•	In August 2014, Safeway expanded its partnership with Truett-Hurst and added three new listings: Bewitched Reserve Pinot Noir, Bewitched Reserve Chardonnay and Stonegate Cabernet Sauvignon.

•	In September 2014, we announced that Total Wines & More, “America’s Wine Superstore” will be adding several new Truett Hurst, Inc. products to their wine listings. The latest brands added to their shelves include; Mad Duck Sauvignon Blanc, Inconspicuous Old Vine Lodi Zinfandel, Eden's Eve by Eden Ridge and The One Armed Man, a reserve level of Truett-Hurst's The Fugitive.

•	Also in September 2014, we announced that Kroger, with over 2,600 stores under nearly 2 dozen banners, will be launching Truett Hurst’s California Winecraft project which are delicious, single serving ready-to-drink wine based beverages in craft cans pattered on classic mixed wine combinations that are world-wide favorites.

Earnings Call

Truett-Hurst Inc.’s management will host a conference call today, September 26, 2014, at 10:00 a.m. PST (1:00 p.m. EST) to discuss the Company's financial results. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.877.870.4263 or international at 1.412.317.0790 and request Truett-Hurst 2014 Results Call or visit our webcast link: http://www.videonewswire.com/event.asp?id=100418. A replay of the call will be available, to listen to the replay, dial US Toll Free: 1.877.344.7529 or International Toll: 1.412.317.0088 and enter conference number: 10052113. The call will be available one hour after the end of the conference call through October 10, 2014 at 9:00 am ET.

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

Note Regarding Consolidated Financial Statements

The fiscal 2014 results referred to in this report represent results on a consolidated basis that includes both the results of the Truett-Hurst, Inc. with those of H.D.D. LLC (“LLC”) and provide a full-year presentation for comparability purposes. For the fiscal 2013 period the LLC’s period is from July 1, 2012 to June 25, 2013 and Truett-Hurst, Inc.’s period is from June 26, 2013 to June 30, 2013.

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Years Ended June 30,
	2014	2013

Sales	$22,564	$17,587
Less excise tax	(507)	(425)
Net sales	22,057	17,162

Cost of sales	14,628	11,496

Gross profit	7,429	5,666

Operating expenses:
Sales and marketing	5,012	3,592
General and administrative	3,169	2,115
Non-recurring	-	284
Provision for loss of deposit	490	-
Bulk wine sales, net (gain) loss	(2)	30
Sale of assets, net (gain) loss	(1)	18
Total operating expenses	8,668	6,039
Loss from operations	(1,239)	(373)
Other income (expense):
Interest expense, net	(170)	(356)
Other	(56)	110
Total other income (expense)	(226)	(246)
Loss before income taxes	(1,465)	(619)
Income tax (benefit) expense	(181)	2
Net loss before non-controlling interests	(1,284)	(621)
Less: Net loss attributable to non-controlling interest: The Wine Spies, LLC	(118)	(25)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(1,166)	(596)
Less: Net loss attributable to non-controlling interest: H.D.D. LLC	(638)	(596)
Net loss attributable to Truett-Hurst, Inc.	$(528)	$-

Net earnings per share:
Basic and diluted	$(0.15)	$-

Weighted average shares used in computing net loss per share:
Basic and diluted	3,621,455	2,700,000

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$5,567	$11,367
Accounts receivable	3,300	2,816
Inventories	17,179	13,222
Bulk wine deposit	1,424	-
Other current assets	161	245
Total current assets	27,631	27,650
Property and equipment, net	5,553	5,383
Goodwill	134	134
Intangible assets, net	629	706
Other assets, net	381	259
Total assets	$34,328	$34,132

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$8,685	$6,887
Accounts payable and accrued expenses	3,194	3,833
Due to related parties	56	71
Current portion of deferred tax liability	-	96
Current maturities of related party notes	67	70
Current maturities of long-term debt	333	250
Total current liabilities	12,335	11,207

Deferred rent liability	48	53
Deferred tax liability, net of current portion	-	127
Related party notes, net of current maturities	-	67
Long-term debt, net of current maturities	3,527	3,454
Total liabilities	15,910	14,908

Commitments and contingencies

Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized and zero issued and outstanding	-	-
Class A common stock, par value of $0.001 per share, 7,000,000 authorized and 3,750,472 issued and outstanding at June 30, 2014 and 2,700,000 at June 30, 2013	4	3
Class B common stock, par value of $0.001 per share,1,000 authorized and 9 issued and outstanding at June 30, 2014 and 10 at June 30, 2013	-	-
Additional paid-in capital	14,057	10,977
Accumulated deficit	(3,995)	(3,467)
Total Truett-Hurst, Inc. equity	10,066	7,513
Non-controlling interests	8,352	11,711
Total equity	18,418	19,224
Total liabilities and stockholders' equity	$34,328	$34,132

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended June, 30
	2014	2013
Cash flows from operating activities:
Net loss	$(1,284)	$(621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	540	479
Gain (loss) on sale of assets	1	-
Deferred rent	(5)	(5)
Deferred taxes	(184)	-
Non-controlling interest Wine Spies	-	25
Loss (gain) on fair value of warrant and interest rate swap	44	(120)
Stock-based compensation	436	174
Contributed rent	-	36

Changes in operating assets and liabilities, net
Accounts receivable	(484)	(1,558)
Inventories	(3,957)	(6,369)
Bulk wine deposit	(1,424)	333
Prepaids and other current assets	40	(124)
Accounts payable and accrued expenses	(639)	2,017
Net cash used in operating activities	(6,916)	(5,733)

Cash flows from investing activities:
Acquisition of property and equipment	(547)	(637)
Acquisition of intangible and other assets	(209)	(252)
Acquisition of The Wine Spies, LLC	-	(349)
Disposal of assets	-	37
Proceeds from sale of assets	2	-
Net cash used in investing activities	(754)	(1,201)

Cash flows from financing activities:
Net proceeds from (payments on) line of credit	1,798	5,123
Advances from related parties	-	(6)
Net proceeds (payments to) related parties	(15)	-
Proceeds from related party notes	-	350
Payments on related party notes	(70)	(817)
Proceeds from long-term debt	156	3,882
Payments on long-term debt	-	(3,607)
Payments on amount due factor	-	(869)
Proceeds from exercise of warrant	-	499
Proceeds from sale of Class A common stock (IPO)	-	15,143
Payment of issuance costs associated with IPO	-	(1,567)
Issuance of Class A common stock (IPO)	1	3
Net cash provided by financing activities	1,870	18,134

Net increase (decrease) in cash	(5,800)	11,200
Cash at beginning of period	11,367	167
Cash at end of period	$5,567	$11,367

Supplemental disclosure of cash flow information:
Cash paid for interest	$151	$343
Cash paid for income taxes	$21	$2

Supplemental disclosure of non-cash transactions
Contributed rent for membership interest	$-	$36
Fair value of warrant upon exercise	$-	$196
Recharacterization of contributed capital	$-	$5,886

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

About Truett-Hurst Inc.

Truett-Hurst, Inc. (NASDAQ: THST, www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release and our earnings conference call for the fiscal year ended June 30, 2014 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, and other guidance for the fiscal year ending June 30, 2015 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We are expected to file our annual report on Form 10-K filed on September 29, 2014. For additional information, see our prior year annual report on Form 10-K filed on September 27, 2013, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements unless otherwise required by law.

Truett-Hurst Inc. Announces Fiscal 2014 Financial Results

For more information, contact:	For more information, contact:

Truett-Hurst Inc.	Truett-Hurst Inc.’s Investor Relations

Paul Forgue,	Wil Lindgren,

Chief Financial Officer & Chief Operations Officer	Director of Reporting and Finance

Phone: 707.431.4423	Phone: 707.431.4436

Fax: 707.395.0289	Fax: 707.395.0290

Email: paul@truetthurstinc.com	Email: ir@truetthurstinc.com